Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces First Quarter Financial Results for 2005

Quarterly sales increase 10.7%; financial results include one-time charges.
Board authorizes stock buyback program

Vernon Hills, IL, May 4, 2005–Zebra Technologies Corporation (NASDAQ: ZBRA) today announced net sales for the quarter that ended April 2, 2005 increased 10.7% to $170,727,000 from $154,174,000 for the same period in 2004. Quarterly net income was $27,107,000, versus $27,934,000, and diluted earnings per share decreased to $0.37 from $0.39. Per-share figures have been adjusted for a three-for-two stock split paid on August 25, 2004, in the form of a 50% stock dividend.

“First quarter results were disappointing and did not meet company expectations for the first time in 15 quarters,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Results were affected by an order slowdown, including some order deferrals, and distribution capacity constraints in Europe at the end of the quarter. These events overshadow general strength in our core markets and important progress and performance in a great number of areas. We strengthened our international infrastructure, introduced a new mobile printer platform, built out teams supporting vertical market applications, and advanced our strategic position in radio frequency identification technology. We remain very positive for many reasons toward further growth and stockholder value creation over the long term.”

Discussion and Analysis

For the first quarter of 2005:

•                  All major product lines and geographic territories contributed to the 10.7% quarterly sales growth, with record sales achieved in the Europe, Middle East, and Africa (EMEA) region. Sales growth was affected by constrained capacity in EMEA distribution. This constraint was removed with the April opening of a new EMEA distribution center in Heerenveen, Netherlands, which is designed to support expected ongoing growth in the territory.

•                  Gross profit of $87,365,000 includes total adjustments of $1,500,000 to the company’s warranty reserve and inventory reserve. These adjustments, which reduced gross profit margin by 0.9 percentage points, reflect the recent discovery of a variance in product specifications on an older, low-volume printer that is being discontinued, and the company’s decision to offer all users of this product a replacement unit.

•                  Research and development expenses include $1,071,000 for a write-off of tooling and other materials related to product development.

•                  Exit costs include $1,524,000 for additional reserves on a lease on a vacant facility in Wokingham, United Kingdom. The company recently reviewed the reserve on this lease, and because of a change in market conditions for this type of real estate, felt it was necessary to make the adjustment. Wokingham operations, which were acquired in the merger with Eltron International in October 1998, were consolidated into Zebra’s High Wycombe facility in 1999.

•                  Operating expense growth, which otherwise was consistent with expectations, includes higher payroll and benefits expenses related to increased staffing in global sales and marketing, and product development. Higher legal expenses were largely related to ongoing litigation and intellectual property activities.

•                  Foreign exchange had a minimal effect on financial results.

Zebra Technologies Corporation

333 Corporate Woods Parkway • Vernon Hills, IL 60061-3109 USA T+1 847 634 6700 F+1 847 913 8766 www.zebra.com

At April 2, 2005, Zebra had $573,207,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $63,901,000, up $4,646,000 over the 2004 year-end level. This increase was due to the accumulation of inventory for the opening of the Heerenveen facility. Accounts receivable increased to $101,078,000 from $96,881,000 over the same period, primarily due to the timing of shipments.

Stock Buyback Program

The company also announced today that Zebra’s board of directors authorized the purchase of up to 1.7 million shares of Zebra common stock, which represent approximately 2.5% of total shares outstanding. These purchases would be made from time to time, in the open market or in private transactions. The current authorization terminates and replaces the company’s prior authorization, which was announced in March 2000.

Second Quarter Outlook

Zebra also announced upward sequential guidance in its financial forecast for the second quarter of 2005. Net sales are expected within a 5% range of $177,000,000 and $187,000,000, which represents mid-point growth of 7% over 2005 first quarter sales and 12% growth over second quarter sales for 2004. Earnings are expected within a range of $0.43 and $0.48 per diluted share, compared with $0.41 per share for the same period a year ago.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the second quarter of 2005 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. We may elect to update forward-looking statements but expressly disclaim any obligation to do so, even if our estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include the actual shipment of deferred orders mentioned above, success in opening the new distribution facility in Heerenveen, Netherlands, and the integration of a newly acquired company. Generally, market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies could also have an effect on the accuracy of our estimates and forward-looking statements. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2004.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than four million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the first quarter of 2005. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	April 2,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,351	$17,983
Investments and marketable securities	557,856	540,010
Accounts receivable, net	101,078	96,881
Inventories	63,901	59,255
Deferred income taxes	7,384	6,625
Prepaid expenses	4,464	3,884
Total current assets	750,034	724,638

Property and equipment at cost, less accumulated depreciation and amortization	46,722	46,283
Goodwill	70,182	61,793
Other intangibles	5,870	6,517
Other assets	28,258	22,991
Total assets	$901,066	$862,222

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$23,174	$24,130
Accrued liabilities	26,355	29,248
Current portion of obligation under capital lease	55	54
Income taxes payable	15,553	6,144
Total current liabilities	65,137	59,576

Obligation under capital lease, less current portion	103	117
Deferred income taxes	1,156	417
Deferred rent	566	564
Other long-term liabilities	5,137	3,894
Total liabilities	72,099	64,568

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	720	718
Additional paid-in capital	89,242	84,180
Retained earnings	733,596	706,489
Accumulated other comprehensive income (loss)	5,409	6,267
Total stockholders’ equity	828,967	797,654
Total liabilities and stockholders’ equity	$901,066	$862,222

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2,	April 3,
	2005	2004
Net sales	$170,727	$154,174
Cost of sales	83,362	73,571
Gross profit	87,365	80,603
Operating expenses:
Selling and marketing	21,067	17,207
Research and development	10,668	8,896
General and administrative	14,946	12,763
Amortization of intangible assets	647	649
Acquired in-process technology	—	22
Exit costs	1,517	363
Total operating expenses	48,845	39,900

Operating income	38,520	40,703

Other income (expense):
Investment income	3,277	3,073
Interest expense	(3)	(26)
Foreign exchange gain (loss)	53	(656)
Other, net	(304)	(299)
Total other income	3,023	2,092

Income before income taxes	41,543	42,795
Income taxes	14,436	14,861
Net income	$27,107	$27,934

Basic earnings per share	$0.38	$0.39
Diluted earnings per share	$0.37	$0.39

Basic weighted average shares outstanding	71,873	71,250
Diluted weighted average and equivalent shares outstanding	72,717	72,269

Note: Share and per-share figures for 2004 were adjusted for a three-for-two stock split paid in the form of a 50% stock dividend on August 25, 2004.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	April 2,	April 3,
	2005	2004
Cash flows from operating activities:
Net income	$27,107	$27,934
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,093	3,050
Tax benefit from exercise of stock options	1,285	3,148
Acquired in-process technology	—	22
Deferred income taxes	(38)	1,089
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable, net	(5,157)	1,097
Inventories	(4,826)	(4,712)
Other assets	(5,311)	(3,152)
Accounts payable	(640)	3,527
Accrued liabilities	(2,801)	(4,879)
Income taxes payable	9,487	8,795
Other operating activities	(368)	1,462
Net cash provided by operating activities	21,831	37,381

Cash flows from investing activities:
Purchases of property and equipment	(2,586)	(4,805)
Acquisition of assets of Retail Systems International, Inc.	(7,700)	—
Purchases of investments and marketable securities	(254,856)	(233,278)
Maturities of investments and marketable securities	160,688	59,163
Sales of investments and marketable securities	76,322	137,426
Net cash used in investing activities	(28,132)	(41,494)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	3,779	6,928
Payments for obligation under capital lease	(13)	(68)
Net cash provided by financing activities	3,766	6,860

Effect of exchange rate changes on cash	(97)	299

Net increase (decrease) in cash and cash equivalents	(2,632)	3,046
Cash and cash equivalents at beginning of period	17,983	14,266
Cash and cash equivalents at end of period	$15,351	$17,312

Supplemental disclosures of cash flow information:
Interest paid	$3	$26
Income taxes paid	3,794	3,053

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	April 2,	April 3,	Percent	Percent of
	2005	2004	Change	Total Sales
Hardware	$133,470	$118,477	12.7	78.2
Supplies	29,948	28,674	4.4	17.5
Service and software	6,080	6,541	(7.0)	3.6
Shipping and handling	1,502	1,124	33.6	0.9
Cash flow from hedging activities	(273)	(642)	NM	(0.2)
Total sales	$170,727	$154,174	10.7	100.0

Sales by Geographic Region

	Three Months Ended
	April 2,	April 3,	Percent	Percent of
	2005	2004	Change	Total Sales
Europe, Middle East and Africa	$60,580	$52,452	15.5	35.5
Latin America	10,127	8,439	20.0	5.9
Asia-Pacific	12,458	12,150	2.5	7.3
Total international	83,165	73,041	13.9	48.7
North America	87,562	81,133	7.9	51.3
Total sales	$170,727	$154,174	10.7	100.0